Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-283580) and Form S-8 (Nos. 333-261042; 333-262454; 333-286764), of the report dated March 31, 2026 included in this Annual Report on Form 10-K of authID Inc. and Subsidiaries (the “Company”), relating to the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2025 (collectively referred to as, “Audit Report on the 2025 Form 10-K”) and inclusion therein of the audit report on the 2025 Form 10-K filed March 31, 2026 with the Securities Exchange Commission.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 31, 2026